NL Industries, Inc.                     Contact:  Gregory M. Swalwell
Three Lincoln Centre                              Vice President, Finance and
5430 LBJ Freeway, Suite 1700                         Chief Financial Officer
Dallas, TX  75240-2697                            (972) 233-1700
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News Release
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FOR IMMEDIATE RELEASE
[LOGO GOES HERE]

                        NL REPORTS FIRST QUARTER RESULTS

DALLAS, TEXAS...May 10, 2005...NL Industries, Inc. (NYSE:NL) today reported income from continuing operations of $13.5 million, or $.27 per diluted share, in the first quarter of 2005 compared to $5.1 million, or $.11 per diluted share, in the first quarter of 2004.

The Company conducts its component products business through CompX International Inc. Component products segment profit for the first quarter of 2005 was $4.2 million compared to $2.5 million in the first quarter of 2004. Component products segment profit comparisons in 2005 were favorably impacted by the effect of certain cost reduction initiatives previously undertaken. Component products segment profit income comparisons were also favorably impacted by the net effects of increases in the cost of steel (the primary raw material for CompX's products) and a favorable change in product mix of security products.

Following the Company's July 2004 dividend in the form of shares of Kronos Worldwide, Inc. common stock distributed to NL stockholders, the Company's ownership of Kronos was reduced to less than 50%. Consequently, effective July 1, 2004, the Company ceased to consolidate Kronos' financial position, results of operations and cash flows, and the Company commenced accounting for its interest in Kronos by the equity method. The Company continued to report Kronos as a consolidated subsidiary through June 30, 2004, including the consolidation of Kronos' results of operations and cash flows for the first half of 2004.

Kronos' net sales of $291.9 million in the first quarter of 2005 were $28.6 million, or 11%, higher than the first quarter of 2004 due to the net effects of higher average TiO2 selling prices, lower sales volumes as well as the favorable effect of fluctuations in foreign currency exchange rates, which increased sales by approximately $11 million.

Kronos' average selling prices in billing currencies (which excludes the effects of fluctuations in the value of the U.S. dollar relative to other currencies) were 8% higher in the first quarter of 2005 as compared to the first quarter of 2004. Expressed in U.S. dollars computed using actual foreign currency exchange rates prevailing during the respective periods, Kronos' average selling prices in the first quarter of 2005 were 13% higher than the first quarter of 2004.

Kronos' first quarter 2005 TiO2 sales volumes decreased 3% from the first quarter of 2004, due primarily to lower sales volumes in export markets. Kronos' TiO2 production volumes were 4% higher in the first quarter of 2005 as compared to the first quarter of 2004, with operating rates at near full capacity in both periods. Kronos' production volume in the first quarter of 2005 was a new record for a first quarter.

Kronos' segment profit for the first quarter of 2005 was $48.0 million compared with $26.2 million in the first quarter of 2004. Segment profit comparison was impacted by the net effects of the higher average TiO2 selling prices, higher production volumes and lower sales volumes. Fluctuations in foreign currency exchange rates did not have a significant effect on segment profit comparison.

Securities transactions gains, net in 2005 includes a $14.6 million gain ($7.9 million, or $.16 per diluted share, net of income taxes) related to the Company's sale of shares of Kronos common stock in market transactions.

General corporate expenses, net for 2005 decreased compared to 2004 primarily due to lower environmental remediation and legal expenses.

Interest expense decreased primarily due to the change in accounting for Kronos to the equity method as of July 1, 2004. Prior to July 1, 2004, interest expense related to Kronos' debt was included in the Company's consolidated financial statements. CompX has a nominal amount of outstanding debt at March 31, 2005.

The statements in this release relating to matters that are not historical facts are forward-looking statements that represent management's beliefs and assumptions based on currently available information. Although the Company believes that the expectations reflected in such forward-looking statements are reasonable, it cannot give any assurances that these expectations will prove to be correct. Such statements by their nature involve substantial risks and uncertainties that could significantly impact expected results, and actual future results could differ materially from those described in such forward-looking statements. While it is not possible to identify all factors, the Company continues to face many risks and uncertainties. The factors that could cause actual future results to differ materially include, but are not limited to, the following:

o    Future supply and demand for the Company's products,
o The extent of the dependence of certain of the Company's businesses on certain market sectors,
o    The cyclicality of certain of the Company's businesses,
o    Customer inventory levels,
o    Changes in raw material and other operating costs,
o    The possibility of labor disruptions,
o    General global economic and political conditions,
o    Demand for office furniture,
o    Competitive   products  and  substitute   products,   including   increased
     competition from low-cost manufacturing sources,
o    Customer and competitor strategies,
o    The impact of pricing and production decisions,
o    Competitive technology positions,
o    The introduction of trade barriers,
o    Service industry employment levels,
o    Fluctuations in currency exchange rates,
o    Operating interruptions,
o    The ability of the Company to renew or refinance credit facilities,
o The ultimate outcome of income tax audits, tax settlement initiatives or other tax matters,
o    Potential difficulties in integrating completed or future acquisitions,
o Decisions to sell operating assets other than in the ordinary course of business,
o    Uncertainties associated with new product development,
o The ultimate ability to utilize income tax attributes, the benefit of which has been recognized under the "more-likely-than-not" recognition criteria,
o    Environmental matters,
o    Government laws and regulations and possible changes therein,
o    The ultimate resolution of pending litigation, and
o    Possible future litigation.

Should one or more of these risks materialize (or the consequences of such a development worsen), or should the underlying assumptions prove incorrect, actual results could differ materially from those forecasted or expected. The Company disclaims any intention or obligation to update or revise any forward-looking statement whether as a result of changes in information, future events or otherwise.

In an effort to provide investors with additional information regarding the Company's results as determined by accounting principles generally accepted in the United States of America ("GAAP"), the Company has disclosed certain non-GAAP information which the Company believes provides useful information to investors:

o The Company discloses percentage changes in Kronos' average TiO2 selling prices in billing currencies, which excludes the effects of foreign currency translation. The Company believes disclosure of such percentage changes allows investors to analyze such changes without the impact of changes in foreign currency exchange rates, thereby facilitating period-to-period comparisons of relative changes in average selling prices in the actual various billing currencies. Generally, when the U.S. dollar either strengthens or weakens against other currencies, the percentage change in average selling prices in billing currencies will be higher or lower, respectively, than such percentage changes would be using actual exchange rates prevailing during the respective periods.

NL Industries, Inc. is engaged in the component products (precision ball bearing slides, security products and ergonomic computer support systems), titanium dioxide pigments and other businesses.

                               NL INDUSTRIES, INC.
                   CONDENSED CONSOLIDATED STATEMENTS OF INCOME
                    (In millions, except earnings per share)
                                   (Unaudited)

                                                                  Three months ended
                                                                      March 31,
                                                               -------------------------
                                                                   2004        2005
                                                               -------------------------
Net sales:
   Chemicals                                                      $  263.3     $   -
   Component products                                                 43.5        46.8
                                                                  --------     -------

                                                                  $  306.8       $46.8

Segment profit:
   Chemicals                                                      $   26.2     $   -
   Component products                                                  2.5         4.2
                                                                  --------     -------

     Total segment profit                                             28.7         4.2

General corporate items:
   Interest and dividend income from affiliates                         .8          .6
   Other interest income                                                .4          .9
   Securities transactions gains, net                                  -          14.6
   General corporate expenses, net                                    (6.7)       (5.8)
   Other income                                                        -            .1
   Interest expense                                                   (9.4)        (.1)
                                                                  --------     -------

                                                                      13.8        14.5
Equity in earnings of Kronos Worldwide, Inc.                           -           7.8
                                                                  --------     -------

     Income from continuing operations before
      income taxes and minority interest                              13.8        22.3

Income tax expense                                                     3.5         8.1
Minority interest in after-tax earnings                                5.2          .7
                                                                  --------     -------

     Income from continuing operations                                 5.1        13.5

Discontinued operations                                                -           (.3)
                                                                  --------     -------

     Net income                                                   $    5.1     $  13.2
                                                                  ========     =======

 Basic and diluted net income per share                           $    .11     $   .27
                                                                  ========     =======

Weighted-average shares used in the
  calculation of earnings per share:
   Basic shares                                                       48.1        48.5
   Dilutive impact of stock options                                     .2          .1
                                                                  --------     -------
   Diluted shares                                                     48.3        48.6
                                                                  ========     =======

                               NL INDUSTRIES, INC.
                     RECONCILIATION OF PERCENTAGE CHANGE IN
                       KRONOS' AVERAGE TiO2 SELLING PRICES
                                   (Unaudited)


                                                             Three months ended
                                                                  March 31,
                                                               2005 vs. 2004

Percentage change in average selling prices:
    Using actual foreign currency exchange rates                        +13%
    Impact of changes in foreign currency exchange rates                 -5%
                                                                        ----
    In billing currencies                                                +8%
                                                                        ====